Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

SEI Institutional Investments Trust:

We consent to the reference to our firm under the heading “Experts” in the Statement of Additional Information in this Registration Statement of the SEI Institutional Investments Trust Emerging Markets Debt and Large Cap Diversified Alpha Funds.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 28, 2005